Exhibit 99.1

Marten Transport, Ltd.

2005 Incentive Compensation Plan Summary

The Compensation Committee approved the following incentive compensation program for the fiscal year 2005:

The Company will make a bonus payment of 10% of the maximum incentive starting at 101% achievement of budgeted EPS (before incentive).  Each 1% increase from the 101% earnings base will earn another 10% incentive until reaching 110% to pay out 100% of the maximum incentive.  To be eligible for the program, an employee must have been with the Company for one (1) year effective on their anniversary date of employment and must be employed as of December 31, 2005 to receive any incentive for the year then ended.  The program establishes the maximum incentive compensation for the three (3) groups of employees as follows:

Employee Group	Incentive

Executive officers	50% of base compensation
Employee directors	15% of base compensation
Other non-driver employees	5% of base compensation

In addition to the incentive compensation program, each officer can earn an additional discretionary bonus of up to 10% of base compensation based on achieving individual performance objectives.  These bonuses are determined by Randolph L. Marten, as President (except in the case of Mr. Marten), and must be approved by the Compensation Committee.